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                                                                   EXHIBIT 10.15


                          [DIEDRICH COFFEE LETTERHEAD]



May 5, 1997



Mr. Michael Reeves
Platinum Rotisserie
100 Cambridge Plaza Drive
Winston Salem, NC 27104

Dear Mike:

On behalf of Diedrich Coffee (Company), it is with great pleasure that we offer you the position as Vice President of Marketing and Human Resources. In this role, you will have responsibility for development and implementation of brand development initiatives in marketing, merchandising, and public relations. In addition, you will have responsibility for development and implementation of human resources initiatives in such areas as recruitment and selection, compensation and benefits, labor law compliance, and employee welfare.

Your cash compensation in this position will consist of a base of $120,000 per annum earned and paid ratably on a biweekly basis, and an annual incentive component of up to $24,000 or 20% of your base pay. Payment of the incentive component of your compensation will be based upon financial performance of the Company and the Company's assessment of your performance versus specific objectives set for your areas of responsibility.

In addition to the cash compensation defined above, you will be granted stock options under the Company's 1996 Stock Incentive Plan. Your initial grant is for 50,000 shares at market closing price on the date that you accept this offer. These options will vest 33 1/3% annually over the next three years. During subsequent years, you will qualify for an additional annual stock option grant for 10,000 shares at the then current price. Subsequent option awards will likewise vest over a 3 years period at 33 1/3% per year. The award of these subsequent year options will be based upon the Company's assessment of your performance versus specific objectives set for your areas of responsibility.

As part of your employment, the Company will provide for accelerated vesting of your stock options in the event of a change of control. Furthermore, you will be entitled to



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Michael Reeves
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standard insurance coverages equal to those provided to other members of senior management. If Diedrich Coffee terminates your employment for any reason other than fraud or other illegal acts, you will be eligible for a severance package equivalent to four months of your annual salary. This will be paid in a lump sum at the time of separation.

Mike, you know that I am personally excited about the prospects of you joining the Diedrich Coffee team. I truly feel that you can make a material difference in taking our Marketing, Human Resources, and Training Departments to the next level. Further, I trust that you would grow personally and professionally with these responsibilities. It would be a pleasure to have the opportunity to work with you. Please sign this letter and mail it back to me at your earliest convenience. Congratulations and welcome aboard!

Sincerely,



/s/  KERRY COIN
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Kerry Coin
President, Chief Operating Officer




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Michael Reeves                          Date